As filed with the Securities and Exchange Commission on May 26, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1501877
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

707 17th Street, Suite 4200

Denver, Colorado 80202

(303) 296-3006

(Address of principal executive offices, including zip code)

INTREPID POTASH, INC. AMENDED AND RESTATED EQUITY INCENTIVE PLAN

(Full title of the plan)

Margaret E. McCandless

Vice President, General Counsel and Secretary

707 17th Street, Suite 4200

Denver, Colorado 80202

(303) 296-3006

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jason Day

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400
Denver, Colorado 80202
(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	4,004,647	$1.235	$4,945,739.05	$498.04

(1)         Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per share is estimated based on the average of the high ($1.30) and low ($1.17) sales prices of the registrant’s common stock on  May 19, 2016, as reported for such date by the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Intrepid Potash, Inc. (the “Registrant”) are hereby incorporated by reference in this Registration Statement:

•                  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015;

•                  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•                  The Registrant’s Current Reports on Form 8-K filed on January 19, 2016, March 23, 2016, March 24, 2016, May 9, 2016 and May 26, 2016; and

•                  The description of the Registrant’s common stock as set forth in the Registration Statement on Form 8-A, filed with the Commission on April 16, 2008, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such Items) after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) grants the Registrant the power to limit the personal liability of its directors or its stockholders for monetary damages for breach of a fiduciary duty. Article VI of its restated certificate of incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of the duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends); or for transactions from which the director derived improper personal benefit.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against certain costs and expenses, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article IX of the Registrant’s amended and restated bylaws requires it to indemnify any current or former directors or officers to the fullest extent permitted by the DGCL, and to pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the Registrant of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise. Article IX also permits the Registrant to indemnify any current or former employees or agents to the fullest extent permitted by the DGCL, and to pay expenses incurred in defending any such proceeding in advance of its final disposition upon such terms and conditions, if any, as the Registrant deems appropriate.

Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. As permitted by Section 145 and Section 9.05 of the Registrant’s amended and restated bylaws, the Registrant has obtained insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

The Registrant has entered into separate indemnification agreements with each of its directors and certain of its officers, which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s restated certificate of incorporation or amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Intrepid Potash, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 25, 2008).
4.2

Certificate of Amendment to Restated Certificate of Incorporation of Intrepid Potash, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 26, 2016).

4.3

Amended and Restated Bylaws of Intrepid Potash, Inc., as amended effective June 23, 2015 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 25, 2015).

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered.
10.1	Intrepid Potash, Inc. Amended and Restated Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 26, 2016).
23.1	Consent of KPMG LLP.
23.2	Consent of Agapito Associates, Inc.
23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1).

Item 9.    Undertakings.

A.    The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 26, 2016.

INTREPID POTASH, INC.

By:	/s/ Brian D. Frantz
Brian D. Frantz
Senior Vice President and Chief Accounting Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Robert P. Jornayvaz III, Brian D. Frantz, and Margaret E. McCandless, or each of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert P. Jornayvaz III	Executive Chairman of the Board, President and Chief	May 26, 2016
Robert P. Jornayvaz III	Executive Officer
(Principal Executive Officer)

/s/ Brian D. Frantz	Senior Vice President and Chief Accounting Officer	May 26, 2016
Brian D. Frantz	(Principal Financial Officer and Principal Accounting
Officer)

/s/ Hugh E. Harvey, Jr.	Executive Vice Chairman of the Board	May 26, 2016
Hugh E. Harvey, Jr.

/s/ Terry Considine	Director	May 26, 2016
Terry Considine

/s/ Chris A. Elliott	Director	May 26, 2016
Chris A. Elliott

/s/ J. Landis Martin	Lead Director	May 26, 2016
J. Landis Martin

/s/ Barth E. Whitham	Director	May 26, 2016
Barth E. Whitham

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Intrepid Potash, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 25, 2008).
4.2

Certificate of Amendment to Restated Certificate of Incorporation of Intrepid Potash, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 26, 2016).

4.3

Amended and Restated Bylaws of Intrepid Potash, Inc., as amended effective June 23, 2015 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on June 25, 2015).

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered.
10.1	Intrepid Potash, Inc. Amended and Restated Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 26, 2016).
23.1	Consent of KPMG LLP.
23.2	Consent of Agapito Associates, Inc.
23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1).